Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inogen, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Registrant's 2023 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	400,000(2)	$10.16(3)	$4,064,000	0.00011020	$447.86
Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Registrant's 2023 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,950,000(4)	$10.16(3)	$29,972,000	0.00011020	$3,302.92

Total Offering Amounts			3,350,000		$34,036,000		$3,750.78

Total Fee Offsets(5)							—

Net Fee Due							$3,750.78

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Common Stock that increases the number of outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan(s) described herein.

(2)	Represents 400,000 shares of Common Stock initially available for grants under the 2023 Plan.

(3)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $10.16, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Global Select Market (“Nasdaq”) on June 5, 2023 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(4)

This subtotal represents the registration of up to a maximum of 2,950,000 shares of common stock, consisting of (A) any shares that, as of immediately before the termination or expiration of the Registrant’s 2014 Equity

Incentive Plan (the “2014 Plan”), have been reserved but not issued under any 2014 Plan awards and are not subject to any awards granted under the 2014 Plan, plus (B) any shares subject to awards granted under the 2014 Plan or the Registrant’s 2012 Equity Incentive Plan (the “2012 Plan”) that, after the 2014 Plan is terminated or expired, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the Registrant due to failure to vest, plus (C) any shares that, after the 2014 Plan is terminated or expired, are tendered to or withheld to the Registrant for payment of an exercise or purchase price or for tax withholding obligations with respect to an award granted under the 2014 Plan or 2012 Plan.

(5)	The Registrant does not have any fee offsets.